55 Technology Way
West Greenwich, Rhode Island  02817 USA
Telephone: 401 392-1000
Fax: 401 392-1234
Website:  WWW.GTECH.COM



For Immediate Release                                Contact: Robert K. Vincent
January 18, 2002                                              Public Affairs
                                                              GTECH Corporation
                                                              401-392-7452

                   GTECH PROVIDES OUTLOOK FOR FISCAL YEAR 2003
   The Company Reaffirms Fourth Quarter and Fiscal Year 2002 Earnings Guidance

WEST GREENWICH, RI - (January 18, 2002) - GTECH (NYSE:GTK) today announced preliminary guidance for fiscal year 2003, ending February 22, 2003.

"Today, we have good news to report from GTECH. Our ongoing efforts to increase productivity, reduce costs, and improve our capital structure, have made us a more efficient and competitive company. As we look to fiscal year 2003, GTECH is well-positioned to maintain its industry leadership," said GTECH CEO and President Howard S. Cohen.

For fiscal year 2003, the Company expects service revenue growth in the range of 1% to 2%, driven by a 5% to 7% increase in same store sales growth and net contract wins, partially offset by rate changes and conservative estimates for foreign exchange rates against the U.S. Dollar, particularly the Brazilian real. The Company expects product sales in the range of $90 to $110 million.

The Company expects service gross profit margins in the range of 33% to 34% and expects gross profit margins on product sales in the range of 22% to 23%. Operating profit margins are expected to expand by 1 to 2 percentage points, driven by higher gross profits and continued focus on productivity improvements combined with the implementation of the new accounting pronouncement on goodwill accounting.

Based upon weighted average diluted shares of 29.5 million, the Company believes that earnings per share will be in the range of $3.15 to $3.25 for fiscal year 2003. This guidance reflects the benefits of the Company's recent debt restructuring efforts and the change in goodwill accounting.

"Recent wins such as the new video lottery contracts in Rhode Island and the Canadian Province of Saskatchewan serve to increase GTECH's confidence level in the fiscal year 2003 outlook and provide increased visibility into fiscal years 2004 and 2005," continued Mr. Cohen.

The Company also announced it expects fourth quarter and fiscal year 2002 earnings to be in line with previous guidance, excluding an extraordinary charge related to the early extinguishment of certain debt and the potential impact of actions the Company may take in Argentina.

As previously announced, the Company expects to record an extraordinary charge against fourth-quarter earnings in the amount of $7 to $8 million, or $0.23 to $0.27 per share. The extraordinary charge will consist of costs associated with the early retirement of $100 million of its 7.75% Series A Guaranteed Senior Notes due 2004, and $50 million of its 7.87% Series B Guaranteed Senior Notes due 2007, and the refinancing of the Company's world headquarters. Excluding the extraordinary charge and the potential impact of Argentina, the Company expects earnings for the fiscal year ending February 23, 2002, to be in line with its previous guidance of $2.70 to $2.75 per share.

As disclosed in the Company's Form 10-Q filed with the SEC on January 3, 2002, GTECH has approximately $15 million in net assets associated with its operations in Argentina. In view of the significant economic and political instability in Argentina, the Company is currently evaluating the long-term viability of those net assets. Management expects to complete that evaluation by the end of the current fiscal year, by which time the Company expects the Argentinean government's economic reform plan to be known. Any potential actions that the Company may take with respect to Argentina are not reflected in the current fiscal year 2002 guidance. However, the Company believes this will not have a material consequence to the business.

The Company expects to announce fourth quarter and year-end results on April 4, 2002.


GTECH management will hold a conference call with analysts and institutional investors today, January 18, 2002, at 9:00 a.m. Eastern Time. The call will be broadcast live over the Internet through www.gtech.com or via dial-in at 612-332-0345. Replay of the call will also be available by dialing 320-365-3844, access code 624177, beginning at noon today, through midnight on Wednesday, January 23, 2002, Eastern Time.

This press release contains forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies. Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which could cause results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth above and in the Company's filings with the Securities and Exchange Commission, including its fiscal 2001 Form 10-K and other filings.

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GTECH, a leading global information technology company with approximately $1 billion in revenues and 4,600 people in 44 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services and related segments. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

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